AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS
Quarterly revenue of $631 million, up 8% over prior year;
GAAP EPS of $0.19 and adjusted EPS of $1.00

DALLAS – (February 18, 2021) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its fourth quarter and full year 2020 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2020	% Change Q4 2019	Full Year 2020	% Change Full Year 2019
Revenue	$631.3	8%	$2,393.7	8%
Gross profit	$207.5	5%	$791.8	6%
Net income	$9.3	(66)%	$70.7	(38)%
Diluted EPS	$0.19	(67)%	$1.48	(38)%
Adjusted diluted EPS*	$1.00	18%	$3.43	8%
Adjusted EBITDA*	$89.3	18%	$320.7	16%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

2020 & Recent Highlights
•AMN transformed the way we do business to quickly respond to the dynamic challenges of a pandemic, while also further evolving our commitment to equality and social justice.
•The AMN team extended core solutions and created new, technology-enabled services to help healthcare organizations deal with unprecedented volatility in labor demand.
•Full year revenue reached a record high in 2020 with 2% organic growth despite disruption to many of our businesses from the pandemic.
•Demand for nurse and allied staffing hit record levels in the fourth quarter with rising hospitalizations and a shortage of healthcare workers. Demand for locum tenens and interim leadership also grew significantly during the quarter.
•All three reportable segments exceeded revenue guidance in the fourth quarter and carried strong momentum into 2021.
•Our Technology and Workforce Solutions segment achieved its best ever organic revenue growth in the fourth quarter, up 32% year over year.

•Full year operating cash flow was $257 million, reflecting strong performance and the deferral of $48 million in payroll taxes from the CARES Act.

"Our hearts are with the patients and their families, health professionals and our clients and team members dealing with the lives lost and affected in the tragic events over the last year," said Susan R. Salka, Chief Executive Officer of AMN Healthcare. "I am humbled and so proud of how the AMN team and our healthcare heroes rose again and again to challenges faced by our clients as the pandemic surged and shifted. We are determined to do our part to help end this crisis and honored to have enabled this historic mobilization of healthcare talent at such a critical time.

"Over the last year, we created and acquired new technology-enabled solutions that supported our clients' ability to provide services in different settings, including virtual environments and temporary facilities," Ms. Salka added. "Our team made swift and innovative advances to accelerate our recruiting, credentialing and onboarding of health professionals. At the same time, we greatly improved our ability to direct our resources where they are needed most. We strongly believe our enhanced capabilities and investments will produce long-term benefits for our valued healthcare professionals, clients, team members and the communities we serve."

Fourth Quarter 2020 Results
Consolidated revenue for the quarter was $631 million, an 8% increase over prior year and 14% higher than prior quarter. Net income was $9 million (1.5% of revenue), or $0.19 per diluted share, compared with $27 million (4.7% of revenue), or $0.58 per diluted share, in the same quarter last year. Adjusted diluted EPS was $1.00 compared with $0.85 in the year-ago quarter.

Revenue for the Nurse and Allied Solutions segment was $448 million, up 6% year over year and 17% sequentially. Travel Nurse revenue increased 23% year over year and 15% sequentially. Allied division revenue decreased 13% year over year but was 23% higher sequentially.

The Physician and Leadership Solutions segment reported revenue of $111 million, down by 20% year over year but higher sequentially by 2%. Locum tenens revenue was down 12% year over year and was flat sequentially, overcoming the typical seasonal decline from some recovery in the core business and an increase in COVID-19 assignments. Interim leadership was 29% lower year over year but up 5% sequentially. Search revenue was down 33% year over year though up 2% quarter over quarter.

Technology and Workforce Solutions segment revenue was $72 million reflecting an increase of 192% year over year. Acquisitions contributed $40 million of the revenue growth, and organic growth was 32% with strength in VMS. Our language interpretation business grew revenue 7% sequentially and 29% year over year.

Gross margin was 32.9%, lower by 70 basis points year over year and lower by 60 basis points sequentially. The declines were largely due to increases in pay for healthcare professionals. On a year-over-year basis, this was partly offset by the higher-margin b4health and Stratus acquisitions.

SG&A expenses were $155 million or 24.6% of revenue, compared with $133 million, or 22.7% of revenue, in the same quarter last year. SG&A was $111 million, or 20.2% of revenue, in the previous quarter. The quarter included a $20 million increase in legal reserves and $7 million related to the final adjustment to the b4health earn-out. Sequentially, employee expenses increased in relation to the significant growth in revenue.

Income from operations was $29 million, or 4.5% of revenue, compared with $47 million, or 8.0% of revenue, in the same quarter last year. Adjusted EBITDA was $89 million, with a year-over-year increase of 18%. Adjusted EBITDA margin was 14.1%, higher by 120 basis points year over year and an increase of 20 basis points sequentially. The higher-than-expected adjusted EBITDA margin was driven by operating leverage on the increased revenue and higher margins from acquisitions.

Full Year 2020 Results

Full year 2020 consolidated revenue was $2,394 million, an 8% increase from prior year. Full year net income was $71 million (3.0% of revenue), or $1.48 per diluted share, compared with $114 million (5.1% of revenue), or $2.40 per diluted share, in the prior year. Adjusted diluted EPS was $3.43 compared with $3.18 in 2019.

Nurse and Allied Solutions segment revenue was $1,699 million, a year-over-year increase of 9%. The Physician and Leadership Solutions segment recorded revenue of $467 million, down by 17% compared with the prior year. Technology and Workforce Solutions segment revenue was $228 million, 135% higher year over year (9% organic).

Full year consolidated gross margin was 33.1% compared with 33.5% for the prior year. Reduced gross margin in our Nurse and Allied Solutions segment drove the year-over-year decline. This factor was partly offset by the acquisitions of Stratus Video and b4health.

Full year consolidated SG&A expenses were $550 million, representing 23.0% of revenue as compared to $508 million, representing 22.9% of revenue, for the prior year. The year-over-year increase in SG&A expenses was primarily due to $22 million of additional expenses from the acquired businesses, a $31 million increase related to acquisition, integration, changes in the fair value of earn-out liabilities from acquisitions and extraordinary legal expenses, which includes a $20 million increase in legal reserves during the fourth quarter, and a $4 million increase in share-based compensation expense, partly offset by lower travel and marketing expenses and organic employee expenses.

Full year income from operations was $149 million, or 6.2% of revenue, compared with $177 million, or 8.0% of revenue, in the prior year. Adjusted EBITDA was $321 million, a year-over-year increase of 16%. Adjusted EBITDA margin was 13.4%, representing an increase of 90 basis points year over year.

At December 31, 2020 cash and cash equivalents totaled $29 million. Cash flow from operations was $40 million for the quarter and $257 million for the full year. Capital expenditures were $10 million in the quarter and $38 million for the year. The Company ended the year with total debt outstanding of $872 million with a leverage ratio of 2.6 to 1 as calculated in accordance with the Company’s credit agreement.

First Quarter 2021 Outlook

Metric	Guidance*
Consolidated revenue	$800 - $820 Million
Gross margin	31.5% - 32.0%
SG&A as percentage of revenue	18.3% - 18.6%
Operating margin	10.3% - 10.7%
Adjusted EBITDA margin	14.3% - 14.7%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

We are projecting 33-36% year-over-year revenue growth in the first quarter of 2021. Nurse and Allied Solutions segment revenue is expected to be up by approximately 40% compared with prior year. We forecast Physician and Leadership Solutions segment revenue in the first quarter to be down approximately 5% compared with prior year, with Technology and Workforce Solutions segment revenue growing approximately 100% year over year. Guidance assumes no labor disruption revenue in the quarter.

Conference Call on February 18, 2021
AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its fourth quarter and full year 2020 financial results and 2021 outlook on Thursday, February 18, 2021, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (833) 968-2219 in the U.S. or +1 788-560-2894 internationally and using passcode 5855026. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available beginning at 8:00 p.m. Eastern Time on February 18, 2021, and can be accessed until 11:59 p.m. Eastern Time on March 4, 2021, by calling (800) 585-8367 in the U.S. or +1 416-621-4642 internationally, with access code 5855026.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://ir.amnhealthcare.com. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the impact of our technology-enabled solutions and capabilities and our outlook for 2021 consolidated revenue, gross margin, SG&A expenses as a percentage of revenue, operating margin, adjusted EBITDA margin and first quarter year-over-year revenue performance for each of our Nurse and Allied, Physician and Leadership, and Technology and Workforce Solutions reporting segments. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. . Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements as a result of a variety of factors, including consummating and incorporating acquisitions into our business, complying with extensive federal and state regulations related to the conduct of our operations, and continuing to recruit and retain sufficient quality healthcare professionals at reasonable costs.
The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand trends, our business, its financial condition and our results of operations, (ii) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension of or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (iii) the duration of the period that individuals may continue to forego non-essential and elective healthcare as “safer at home” restrictions and recommendations lift, (iv) the extent to which “shelter-in-place” orders, quarantines and restrictions on travel and mass gatherings to slow the spread of the COVID-19 virus may be reinstituted, (v) the extent and duration of the period that a significant spike in unemployment that has resulted from the COVID-19 pandemic will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (vi) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (vii) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (viii) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (ix) the extent to which the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions or other factors that limit our existing or potential workforce and pool of candidates, (x) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered, (xi) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs (xii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (xiii) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, and (xiv) our ability to consummate and effectively incorporate acquisitions into our business.
For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to “Risk Factors” under Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2020	2019	2020	2020	2019
Revenue	$631,271	$586,892	$551,631	$2,393,714	$2,222,107
Cost of revenue	423,732	389,759	366,998	1,601,936	1,478,642
Gross profit	207,539	197,133	184,633	791,778	743,465
Gross margin	32.9%	33.6%	33.5%	33.1%	33.5%
Operating expenses:
Selling, general and administrative (SG&A)	155,210	133,158	111,235	549,747	508,030
SG&A as a % of revenue	24.6%	22.7%	20.2%	23.0%	22.9%

Depreciation and amortization	23,670	17,007	26,936	92,766	58,520
Total operating expenses	178,880	150,165	138,171	642,513	566,550
Income from operations	28,659	46,968	46,462	149,265	176,915
Operating margin (1)	4.5%	8.0%	8.4%	6.2%	8.0%

Interest expense, net, and other (2)	22,681	8,859	12,564	57,742	28,427

Income before income taxes	5,978	38,109	33,898	91,523	148,488

Income tax expense (benefit)	(3,330)	10,627	7,831	20,858	34,500
Net income	$9,308	$27,482	$26,067	$70,665	$113,988
Net income as a % of revenue	1.5%	4.7%	4.7%	3.0%	5.1%

Other comprehensive income (loss):
Foreign currency translation and other	7	59	(14)	(112)	1
Other comprehensive income (loss)	7	59	(14)	(112)	1

Comprehensive income	$9,315	$27,541	$26,053	$70,553	$113,989

Net income per common share
Basic	$0.20	$0.59	$0.55	$1.49	$2.44
Diluted	$0.19	$0.58	$0.55	$1.48	$2.40
Weighted average common shares outstanding:
Basic	47,475	46,713	47,476	47,424	46,704
Diluted	47,781	47,573	47,676	47,690	47,593

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	December 31, 2020	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$29,213	$58,419	$82,985
Accounts receivable, net	376,099	352,746	352,685
Accounts receivable, subcontractor	73,985	56,300	72,714
Prepaid and other current assets	54,438	46,238	52,115
Total current assets	533,735	513,703	560,499
Restricted cash, cash equivalents and investments	61,347	60,898	62,170
Fixed assets, net	116,174	112,752	104,832
Operating lease right-of-use assets	77,735	81,082	89,866
Other assets	135,120	125,831	120,254
Goodwill	864,485	869,941	595,551
Intangible assets, net	564,911	580,658	398,474
Total assets	$2,353,507	$2,344,865	$1,931,646

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$167,881	$152,935	$156,140
Accrued compensation and benefits	213,414	184,736	170,932
Current portion of notes payable	4,688	9,375	—
Current portion of operating lease liabilities	15,032	15,338	13,943
Deferred revenue	11,004	11,900	11,788
Other current liabilities	10,938	11,884	25,302
Total current liabilities	422,957	386,168	378,105

Revolving credit facility	—	40,000	—
Notes payable, net of unamortized fees and premium	857,961	854,533	617,159
Deferred income taxes, net	67,205	79,681	46,618
Operating lease liabilities	77,800	81,674	91,209
Other long-term liabilities	107,907	95,736	61,813
Total liabilities	1,533,830	1,537,792	1,194,904

Commitments and contingencies

Stockholders’ equity:	819,677	807,073	736,742

Total liabilities and stockholders’ equity	$2,353,507	$2,344,865	$1,931,646

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2020	2019	2020	2020	2019

Net cash provided by operating activities	$39,845	$78,657	$88,710	$256,826	$224,862
Net cash used in investing activities	(9,714)	(38,218)	(15,196)	(538,172)	(291,824)
Net cash provided by (used in) financing activities	(55,071)	159	(62,437)	211,486	136,599
Effect of exchange rates on cash	7	59	(14)	(112)	1
Net increase (decrease) in cash, cash equivalents and restricted cash	(24,933)	40,657	11,063	(69,972)	69,638
Cash, cash equivalents and restricted cash at beginning of period	108,923	113,305	97,860	153,962	84,324
Cash, cash equivalents and restricted cash at end of period	$83,990	$153,962	$108,923	$83,990	$153,962

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2020	2019	2020	2020	2019
Reconciliation of Non-GAAP Items:

Net income	$9,308	$27,482	$26,067	$70,665	$113,988
Income tax expense (benefit)	(3,330)	10,627	7,831	20,858	34,500
Income before income taxes	5,978	38,109	33,898	91,523	148,488
Interest expense, net, and other (2)	22,681	8,859	12,564	57,742	28,427
Income from operations	28,659	46,968	46,462	149,265	176,915
Depreciation and amortization	23,670	17,007	26,936	92,766	58,520
Depreciation (included in cost of revenue) (3)	440	—	481	1,421	—
Share-based compensation	5,419	4,528	3,772	20,465	16,241
Acquisition, integration, and other costs (4)	31,106	6,936	(791)	56,756	25,723
Adjusted EBITDA (5)	$89,294	$75,439	$76,860	$320,673	$277,399

Adjusted EBITDA margin (6)	14.1%	12.9%	13.9%	13.4%	12.5%

Net income	$9,308	$27,482	$26,067	$70,665	$113,988
Adjustments:
Amortization of intangible assets	15,746	11,074	19,572	63,817	36,493
Acquisition, integration, and other costs (4)	31,106	6,936	(791)	56,756	25,723
Equity instrument fair value changes (2)	—	—	—	1,891	—
Debt financing related costs	11,513	594	1,773	13,286	594
Tax effect on above adjustments	(15,175)	(4,838)	(5,760)	(35,711)	(16,331)
Tax effect of COLI fair value changes (7)	(2,403)	(1,002)	(1,158)	(2,622)	(3,266)
Excess tax deficiencies (benefits) related to equity awards (8)	(813)	203	(791)	(2,840)	(5,915)
Restructuring tax benefits (9)	(1,615)	—	—	(1,615)	—
Adjusted net income (10)	$47,667	$40,449	$38,912	$163,627	$151,286

GAAP diluted net income per share (EPS)	$0.19	$0.58	$0.55	$1.48	$2.40
Adjustments	0.81	0.27	0.27	1.95	0.78
Adjusted diluted EPS (11)	$1.00	$0.85	$0.82	$3.43	$3.18

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2020	2019	2020	2020	2019
Revenue
Nurse and allied solutions	$447,802	$422,705	$382,699	$1,699,311	$1,562,588
Physician and leadership solutions	111,042	139,394	109,116	466,622	562,762
Technology and workforce solutions	72,427	24,793	59,816	227,781	96,757
	$631,271	$586,892	$551,631	$2,393,714	$2,222,107

Segment operating income (12)
Nurse and allied solutions	$58,299	$61,021	$52,923	$232,005	$219,862
Physician and leadership solutions	16,910	19,098	15,538	62,342	71,378
Technology and workforce solutions	30,398	10,754	25,680	93,212	43,899
	105,607	90,873	94,141	387,559	335,139
Unallocated corporate overhead (13)	16,313	15,434	17,281	66,886	57,740
Adjusted EBITDA (5)	$89,294	$75,439	$76,860	$320,673	$277,399

Gross Margin
Nurse and allied solutions	26.7%	29.0%	27.4%	27.4%	28.5%
Physician and leadership solutions	37.1%	37.2%	36.7%	36.7%	37.0%
Technology and workforce solutions	64.5%	92.3%	66.1%	67.9%	92.8%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (14)	10,084	11,246	8,916	10,060	10,771

Physician and leadership solutions
Days filled (15)	34,086	40,149	35,802	142,787	164,908
Revenue per day filled (16)	$2,001	$1,941	$1,900	$1,943	$1,969

	December 31,		September 30,
	2020	2019	2020
Leverage ratio (17)	2.6	2.0	2.6

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Operating Margin to
Guidance Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	March 31, 2021
	Low(18)	High(18)

Operating margin	10.3%	10.7%
Depreciation and amortization	2.8%	2.8%
EBITDA margin	13.1%	13.5%
Share-based compensation	0.7%	0.7%
Acquisition, integration, and other costs	0.5%	0.5%
Adjusted EBITDA margin	14.3%	14.7%

(1)Operating margin represents income from operations divided by revenue.
(2)Interest expense, net, and other for the twelve months ended December 31, 2020 includes $1,891,000 related to changes in the fair value of equity instruments. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)A portion of depreciation expense for Stratus Video, which was acquired in February 2020, is included in cost of revenue for the three and twelve months ended December 31, 2020. Beginning in 2020, we exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, extraordinary legal expenses, and restructuring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and twelve months ended December 31, 2020, net increases in the fair value of contingent consideration liabilities for recently acquired companies were $6,600,000 and $4,900,000, respectively, and extraordinary legal expenses were approximately $20,000,000 and $21,000,000, respectively. Additionally, acquisition, integration, and other costs for the twelve months ended December 31, 2020 were partially offset by a one-time insurance policy benefit of $1,601,000. The extraordinary legal expenses primarily relate to an increase to the Company’s legal reserve during the fourth quarter of 2020 for a wage and hour claim. For the three and twelve months ended December 31, 2019, net increases in the fair value of contingent consideration liabilities for recently acquired companies were $4,895,000 and $7,178,000, respectively, and extraordinary legal expenses were approximately $400,000 and $7,100,000, respectively.
(5)Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, extraordinary legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)The Company recorded a restructuring tax benefit during the three and twelve months ended December 31, 2020, which was related to the acquisition of Stratus Video. Since this benefit is largely unrelated to our income before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(10)Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) extraordinary legal expenses, (D) changes in fair value of equity instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, (H) net tax expense related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(11)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(13)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(14)Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(18)Guidance percentage metrics are approximate.